Exhibit 99.1
Liberty Latin America Reports Q2 and H1 2018 Results
Q2 RGU Additions of 61,000 Driven by Record Broadband Gains
Restoration of Puerto Rico On-Track; > 90% of Subscribers Billable Today
Expanded Network Reach in Q2 with > 80,000 New / Upgraded Homes
Financial Guidance1 for 2018 Confirmed
Denver, Colorado - August 8, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ("Q2") and six months ("YTD" or "H1") ended June 30, 2018.
CEO Balan Nair stated, "Building on a solid start to the year, we added over 60,000 RGUs in the second quarter, including a record number of quarterly broadband additions. This result shows the potential for our fixed businesses, operating in markets where we believe there is additional demand for high-speed services. In mobile, we are seeing a growing number of subscribers using our LTE networks and we have introduced combo plans (with voice, data and text messages) across our markets to address consumers' changing needs while also aiming to maintain and grow our revenue. We continue to invest in product offerings our customers demand, leveraging the capabilities of our mobile and fixed networks. For example, in addition to Flow-to-go, which we already provide in C&W's markets, we recently launched VTR Play in Chile, and Go in Puerto Rico, which enable our customers to stream their favorite TV programs at home or on-the-go."
"Our Puerto Rican business delivered another solid quarter of sequential revenue and OCF2 growth, as we focused on being fastest to market, both in reconnecting existing customers and reaching new customers. Over 90% of our subscribers are now billable, and in Q2 we saw the first quarter of organic net additions since last year's hurricanes with quarterly sales ahead of Q2 2017."
"We have been working for a number of years to design and implement a digital transformation strategy at VTR and I'm excited to announce that this is now being rolled-out. As a result, our customers will benefit from faster and more effective service delivery, which we expect will differentiate us from our competitors and also drive cost efficiencies in our business as we refine our processes. There is tremendous potential to leverage this platform and the learnings from our Chilean business across Liberty Latin America."
"In-line with our expectations, we have continued to expand and improve our fixed networks in 2018, with over 160,000 homes upgraded or added in the first half of the year. We are also investing in high-speed LTE mobile networks, which we anticipate will drive usage and ultimately revenue."
"In our first six months as a separately listed company, we have made significant strides towards creating the culture, structure and platforms required for sustainable future growth and we remain on-track with our 2018 guidance1 targets."

Q2 Business Highlights

•	C&W operating momentum building:

◦	29,000 fixed organic RGU additions supported by product and service enhancements

◦	Continued network upgrade and expansion added over 40,000 premises in Q2

◦	B2B revenue growth driven by sub-sea networks and managed services

•	VTR continued to deliver solid growth:

◦	Reported rebased revenue growth of 5% and rebased OCF growth of 7%

◦	Broadband RGU additions of 27,000, best quarterly performance in two years

◦	Launch of "VTR Play", with up to 80 channels available to stream on-the-go
•Liberty Puerto Rico close to fully operational:

◦	Service available to over one million homes

◦	First quarter of net organic RGU additions since Hurricanes Irma and Maria

◦	Launched "Go" video streaming application in early August
Financial Highlights

Liberty Latin America	Q2 2018	YoY Growth/(Decline)*	YTD 2018	YoY Growth/(Decline)*

(in USD millions)
Revenue	$922	(2%)	$1,832	(3%)
OCF	$353	(5%)	$694	(5%)
Property & equipment additions	$218	27%	$412	33%
As a percentage of revenue	24%		22%

Operating income	$124	(20%)	$223	(23%)

Adjusted FCF[3]	$(14)		$(60)
Cash provided by operating activities	$235		$398
Cash used by investing activities	$(237)		$(425)
Cash provided by financing activities	$235		$223

*	Revenue and OCF YoY growth rates are on a rebased basis[4].

Subscriber Growth5

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Organic RGU net additions (losses) by product
Video	14,700	6,300	17,100	11,500
Data	44,900	23,200	81,900	61,800
Voice	1,500	(13,800)	(4,600)	(15,700)
Total	61,100	15,700	94,400	57,600

Organic RGU net additions (losses) by segment
C&W	28,600	(15,600)	53,700	(5,700)
VTR	21,600	33,800	45,200	59,200
Liberty Puerto Rico	10,900	(2,500)	(4,500)	4,100
Total	61,100	15,700	94,400	57,600

Organic Mobile SIM additions (losses) by product
Postpaid	10,000	10,400	13,400	22,500
Prepaid	(85,900)	(44,300)	(100,300)	(17,300)
Total	(75,900)	(33,900)	(86,900)	5,200

Organic Mobile SIM additions (losses) by segment
C&W	(88,500)	(48,200)	(108,300)	(21,600)
VTR	12,600	14,300	21,400	26,800
Total	(75,900)	(33,900)	(86,900)	5,200

•	Product Additions (Losses): Organic fixed RGU gains of 61,000 and organic mobile subscriber losses of 76,000 in Q2 2018.

•	C&W added 29,000 RGUs during Q2, driven by product and service enhancements and continued network upgrade and expansion.

◦
Broadband RGU additions of 11,000 were significantly higher than the attrition of 3,000 RGUs in the prior-year period. This was driven by an improved performance in Jamaica, where we added 4,000 RGUs through increased penetration of our upgraded network, and Panama, where we continued to promote our Mast3r packages, supporting 4,000 additions. We continued the roll-out of enhanced in-home connectivity for subscribers through our WiFi "Connect Box", now installed across over 20% of our broadband subscriber base.

◦
Video RGU additions totaled 8,000, our best quarterly performance since Q2 2016, supported by our network expansion / upgrades and product enhancements, such as "Flow Evo". Jamaica had a particularly strong quarter, adding 5,000 video RGUs.

◦	Fixed-line telephony RGU additions of 10,000 were driven by our successful bundling strategy.

◦
Mobile subscribers declined by 89,000 in Q2, primarily driven by prepaid losses in Panama (51,000) and Jamaica (16,000). This was mainly the result of competitive factors and a more targeted approach to promotional activity.

•
VTR added 22,000 RGUs in Q2, driven by 27,000 broadband and 8,000 video RGU additions, partially offset by losses in fixed-line telephony RGUs. We continue to leverage our superior broadband speeds of up to 400 Mbps in combination with the WiFi "Connect Box", which is deployed to over 55% of VTR's broadband subscribers. To further enhance the video experience, VTR launched "VTR Play" in July, offering up to 80 channels on-the-go.

◦	Mobile: We added 13,000 postpaid subscribers in Q2, as we continued to successfully sell services to our fixed subscribers, increasing the total mobile subscriber base to 236,000.

•
Liberty Puerto Rico added 11,000 RGUs in Q2, which represents our first quarter of net additions since the hurricanes in 2017 driven by our product quality, as well as the speed of network restoration. Of note, we removed 23,000 subscribers from our reported figures in June, the majority of which were located in areas where we currently are not planning to rebuild our network.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$583.7	$582.7	0.2	(0.7)	$1,169.2	$1,158.3	0.9	(0.6)
VTR	260.2	231.1	12.6	5.4	524.0	460.4	13.8	5.6
Liberty Puerto Rico	80.3	108.3	(25.9)	(25.8)	142.1	215.0	(33.9)	(33.9)
Intersegment eliminations	(2.1)	(1.2)	N.M.	N.M.	(3.3)	(1.9)	N.M.	N.M.
Total	$922.1	$920.9	0.1	(2.1)	$1,832.0	$1,831.8	—	(2.8)
N.M. – Not Meaningful.

•	Our reported revenue for the three and six months ended June 30, 2018 remained relatively flat.

◦
The Q2 and YTD results include decreases of $28 million and $73 million, respectively, at Liberty Puerto Rico, primarily attributable to the hurricanes, partly offset by increases due to FX of $18 million and $41 million, respectively, and an increase of $10 million during the YTD period attributable to the impact of the C&W Carve-out Acquisition.

•
From a rebased perspective, revenue declined by 2% and 3% for the three and six months ended June 30, 2018, respectively, as the impact of Hurricanes Irma and Maria was partially offset by strong rebased growth at VTR, as described below.

Q2 2018 Rebased Revenue Growth - Segment Highlights

•	C&W: Rebased revenue growth was slightly negative.

◦
Lower mobile subscription revenue was partially offset by growth in our (i) sub-sea and managed services B2B businesses and (ii) residential fixed subscription revenue, driven by an increase in the average number of subscribers.

◦
The decrease in mobile subscription revenue is primarily attributable to the net effect of (i) lower revenue in the Bahamas and Panama associated with a decrease in the average number of subscribers, mainly driven by continued competition, and (ii) higher revenue in hurricane impacted markets.

◦	B2B growth was impacted by the recognition on a cash basis of $5 million of revenue in Q2 2017 related to payments for services provided in prior quarters to a significant customer.

•
VTR: Rebased revenue growth of 5% was driven by improvement in (i) residential fixed subscription revenue, from increases in ARPU per RGU and the average number of subscribers, (ii) mobile subscription revenue, mainly driven by subscriber growth, and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•
Liberty Puerto Rico: Rebased revenue decline of 26% year-over-year was primarily driven by the adverse impact of the hurricanes in 2017. However, we continued to show sequential improvement in Q2, as revenue expanded from $62 million in Q1 2018 to $80 million in Q2 2018.

Operating Income

•
Operating income was $124 million and $155 million in Q2 2018 and Q2 2017, respectively, and $223 million and $290 million for the six months ended June 30, 2018 and 2017, respectively. These declines were primarily driven by (i) increases in depreciation and amortization, (ii) higher restructuring charges, primarily resulting from employee severance and termination costs associated with certain reorganization programs at C&W, and (iii) lower OCF, as further described below.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$223.6	$220.8	1.3	(0.5)	$452.7	$430.7	5.1	3.1
VTR	105.1	92.3	13.9	6.7	210.1	183.9	14.2	6.0
Liberty Puerto Rico	35.7	53.8	(33.6)	(33.6)	53.7	105.1	(48.9)	(48.8)
Corporate	(11.0)	(5.2)	111.5	111.5	(22.3)	(10.3)	116.5	116.5
Total	$353.4	$361.7	(2.3)	(5.0)	$694.2	$709.4	(2.1)	(5.1)

OCF Margin	38.3%	39.3%			37.9%	38.7%

•	Our reported OCF for each of the three and six months ended June 30, 2018 declined 2% year-over-year.

◦
The declines are mainly due to decreases as a result of the hurricanes of $18 million and $51 million, respectively, at Liberty Puerto Rico, partially offset by OCF growth at VTR, which included beneficial exchange rate movements, and C&W.

Q2 2018 Rebased OCF Growth - Segment Highlights

•	C&W: OCF was slightly lower on a rebased basis.

◦
The slight revenue decline was partly offset by the net effect of: (i) lower content costs associated with renegotiated contracts and content cost synergies, (ii) headwinds resulting from lower Q2 2017 expenses following the reassessment of certain accruals and (iii) higher network-related expenses, primarily associated with sub-sea fiber cut repairs and ongoing repair costs in hurricane impacted markets.

•
VTR: The 7% rebased OCF growth in Q2 was driven by the aforementioned revenue performance. We maintained good cost control in the quarter, but this was partly offset by cost increases including (i) higher marketing and advertising expenses, in part from new promotions focused on Replay TV functionality and (ii) an increase in programming expenses.

•
Liberty Puerto Rico: Rebased OCF decline of 34% was driven by the negative impacts of Hurricanes Irma and Maria. Q2 benefited from a $2 million hurricane disaster relief credit from the Puerto Rico treasury department, representing relief for wages paid to employees during the period of time our business was inoperable as a result of the hurricanes. Performance in Q2 continued to recover sequentially as OCF doubled from $18 million in Q1 2018 to $36 million in Q2 2018.

•	Corporate: The increase in corporate costs was primarily attributable to added costs associated with being a separate public company, including increases in personnel costs and professional services.
Net Loss Attributable to Shareholders

•
Net loss attributable to shareholders was $42 million and $28 million for the three months ended June 30, 2018 and 2017, respectively, and $87 million and $34 million for the six months ended June 30, 2018 and 2017, respectively.

Leverage and Liquidity (at June 30, 2018)

•	Total principal amount of debt and capital leases: $6,674 million.

•
Leverage ratios: Consolidated gross and net leverage ratios of 4.8x and 4.2x, respectively. These ratios were calculated on a latest quarter annualized ("LQA") basis and therefore negatively impacted by Hurricanes Irma and Maria.

•	Average debt tenor[6]: 5.8 years, with approximately 90% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.3%.

•	Cash and borrowing availability: $738 million of cash and $964 million of aggregate unused borrowing capacity[7] under our credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, customer data usage, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean; our performance expectations in Puerto Rico; statements regarding the development, enhancement and expansion of our superior networks and innovative and advanced products and services; our plans and expectations relating to new build and network extension opportunities, including our plans to deliver new or upgraded homes in 2018, and other investments in our networks (including expanding LTE) and the anticipated impacts of such activity; our estimates of future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore the networks in hurricane impacted markets, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.
OCF guidance is based on foreign currency translation ("FX") rates as of February 9, 2018. The most significant FX rates for Liberty Latin America were USDCLP 604 and USDJMD 125 as of February 9, 2018. Spot and average FX rates are presented in the following table:

June 30, 2018
Spot rates:
Chilean peso	654.36
Jamaican dollar	130.15

	Three months ended March 31,	Three months ended June 30,	Six months ended June 30,
	2018	2018	2018
Average rates:
Chilean peso	602.37	621.77	612.15
Jamaican dollar	125.80	127.25	126.51

2.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, see OCF Definition and Reconciliation below.

3.
For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q.

4.
The indicated growth rates are rebased for the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, an acquisition and FX. See Revenue and Operating Cash Flow for information on rebased growth.

5.
See Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

6.	For purposes of calculating our average tenor, total debt excludes vendor financing.

7.
At June 30, 2018, we had undrawn commitments of $964 million. At June 30, 2018, the full amount of unused borrowing capacity under our subsidiary's credit facilities was available to be borrowed, both before and after consideration of the completion of the June 30, 2018 compliance reporting requirements, which include leverage-based payment tests and leverage covenants. For information regarding limitations on our ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2017 to (i) include the pre-acquisition revenue and OCF of certain entities acquired on April 1, 2017 at C&W (the Carve-out Entities) in our rebased amounts for the six months ended June 30, 2017 to the same extent that the revenue and OCF of the Carve-out Entities are included in our results for the six months ended June 30, 2018, (ii) reflect the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers for the three and six months ended June 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2018. We have reflected the revenue and OCF of the Carve-out Entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the Carve-out Entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the Carve-out Entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

	Revenue		OCF
	Three months ended June 30, 2017	Six months ended June 30, 2017	Three months ended June 30, 2017	Six months ended June 30, 2017
	in millions

Acquisition of the Carve-out Entities	$—	$8.2	$—	$1.6
Adoption of new accounting standard	3.3	5.6	3.3	5.8
Foreign currency	17.6	38.9	6.7	14.9
Total	$20.9	$52.7	$10.0	$22.3

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-07, Improving the Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in certain pension-related credits being reclassified from SG&A expense to non-operating income (expense) and, as such, are no longer included in OCF. Such credits totaled $4 million and $3 million during the three months ended June 30, 2018 and 2017, respectively, and $7 million and $6 million during the six months ended June 30, 2018 and 2017, respectively. This change has been given effect for all periods presented. Effective December 31, 2017, we include certain charges previously allocated to us by Liberty Global in the calculation of OCF. These charges represent fees for certain services provided to us and totaled $3 million and $6 million during the three and six months ended June 30, 2017, respectively. We believe changing the definition of OCF to include these charges is meaningful given they represent operating costs we continue to incur subsequent to the split-off as a standalone public company. This change has been given effect for all periods presented. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	in millions

Operating income	$124.2	$155.4	$222.5	$290.2
Share-based compensation expense	8.7	3.0	15.2	8.6
Depreciation and amortization	207.6	192.9	409.9	386.8
Impairment, restructuring and other operating items, net	12.9	10.4	46.6	23.8
Total OCF	$353.4	$361.7	$694.2	$709.4

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at June 30, 2018:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions

Liberty Latin America[1]	$—	$—	$—	$76.2
C&W	3,907.8	14.2	3,922.0	289.8
VTR	1,769.0	0.6	1,769.6	356.1
Liberty Puerto Rico	982.5	—	982.5	15.9
Total	$6,659.3	$14.8	$6,674.1	$738.0

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside of our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer Premises Equipment	$81.1	$73.1	$146.6	$145.6
New Build & Upgrade[1]	59.3	35.5	139.6	58.1
Capacity	39.2	20.8	46.4	37.0
Baseline	17.8	22.5	45.5	41.3
Product & Enablers	20.2	19.0	33.5	28.1
Property and equipment additions	217.6	170.9	411.6	310.1
Assets acquired under capital-related vendor financing arrangements	(14.3)	(20.1)	(35.0)	(34.2)
Assets acquired under capital leases	(0.3)	(1.6)	(0.9)	(2.5)
Changes in current liabilities related to capital expenditures	33.9	(25.3)	49.4	(25.1)
Capital expenditures[2]	$236.9	$123.9	$425.1	$248.3

Property and equipment additions as % of revenue	23.6%	18.6%	22.5%	16.9%

1.	Increases from prior-year periods are primarily attributable to the restoration activities at Liberty Puerto Rico following the hurricanes.

2.
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on capital leases. We changed the way we define Adjusted FCF, effective December 31, 2017, to deduct distributions to noncontrolling interest owners. This change was given effect for all periods presented. Additionally, on January 1, 2018, we retroactively adopted Accounting Standards Update 2016-18, Statement of Cash Flows-Restricted Cash, which resulted in an immaterial decrease in cash from operating activities for the six months ended June 30, 2017. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	in millions

Net cash provided by operating activities	$234.8	$223.6	$398.0	$298.6
Cash payments for direct acquisition and disposition costs	1.2	0.6	1.3	1.5
Expenses financed by an intermediary[1]	62.6	37.1	94.9	47.4
Capital expenditures	(236.9)	(123.9)	(425.1)	(248.3)
Distributions to noncontrolling interest owners	(19.8)	(18.7)	(19.8)	(33.3)
Principal payments on amounts financed by vendors and intermediaries	(53.9)	(21.2)	(105.0)	(40.0)
Principal payments on capital leases	(1.8)	(2.1)	(3.8)	(4.0)
Adjusted FCF	$(13.8)	$95.4	$(59.5)	$21.9

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2018	2017	% Change	% Change

Liberty Latin America[2,3]	$50.91	$47.69	6.8%	2.3%
C&W2	$45.72	$42.90	6.6%	6.7%
VTR	$54.21	$50.97	6.4%	(0.4%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2018	2017	% Change	% Change

Including interconnect revenue[2]	$16.82	$16.65	1.0%	0.5%
Excluding interconnect revenue[2]	$15.55	$15.39	1.0%	0.5%

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended June 30, 2018 and 2017.

3.
In order to provide a more meaningful comparison given the impact of Hurricanes Irma and Maria, we have omitted Liberty Puerto Rico's ARPU per customer relationship for the three months ended June 30, 2018 and 2017. For the three months ended June 30, 2017, Liberty Puerto Rico's ARPU per customer relationship was $79.84. Including Liberty Puerto Rico, Liberty Latin America's ARPU per customer relationship[2] was $52.52 for the three months ended June 30, 2017.

Subscriber Tables

	Consolidated Operating Data — June 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	176,200	—	54,000	25,300	79,300	109,700	125,300	314,300	1,627,000
Jamaica	485,200	475,200	241,000	—	110,600	—	110,600	180,200	188,300	479,100	925,700
The Bahamas	128,900	128,900	48,800	—	6,700	—	6,700	26,400	47,300	80,400	240,700
Trinidad and Tobago	321,300	321,300	155,200	—	107,700	—	107,700	126,700	58,300	292,700	—
Barbados	124,500	124,500	84,800	—	19,300	—	19,300	63,500	74,700	157,500	120,100
Other[2]	362,800	343,000	210,800	11,300	68,300	—	79,600	133,300	102,300	315,200	397,700
C&W Total	1,968,600	1,938,800	916,800	11,300	366,600	25,300	403,200	639,800	596,200	1,639,200	3,311,200
VTR	3,469,900	2,999,600	1,449,800	62,600	1,021,700	—	1,084,300	1,234,300	604,000	2,922,600	236,300
Liberty Puerto Rico[2]	1,076,900	1,076,900	362,100	—	214,500	—	214,500	307,700	189,000	711,200	—
Total	6,515,400	6,015,300	2,728,700	73,900	1,602,800	25,300	1,702,000	2,181,800	1,389,200	5,273,000	3,547,500

	Organic Subscriber Variance Table — June 30, 2018 vs March 31, 2018
Organic Change Summary:				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	—	—	—	—	4,000	(2,500)	1,500	3,600	600	5,700	(53,900)
Jamaica	3,600	3,600	2,100	—	5,100	—	5,100	4,200	5,400	14,700	(15,800)
The Bahamas	—	—	1,500	—	(300)	—	(300)	(700)	—	(1,000)	(10,400)
Trinidad and Tobago	3,100	3,100	(600)	—	400	—	400	1,000	4,400	5,800	—
Barbados	—	—	(100)	—	800	—	800	1,200	—	2,000	(2,600)
Other[2]	400	400	500	(400)	700	—	300	1,600	(500)	1,400	(5,800)
C&W Total	7,100	7,100	3,400	(400)	10,700	(2,500)	7,800	10,900	9,900	28,600	(88,500)
VTR	37,400	41,800	22,100	(2,300)	10,300	—	8,000	26,900	(13,300)	21,600	12,600
Liberty Puerto Rico[2]	—	—	3,400	—	(1,100)	—	(1,100)	7,100	4,900	10,900	—
Total Organic Change	44,500	48,900	28,900	(2,700)	19,900	(2,500)	14,700	44,900	1,500	61,100	(75,900)

Q2 2018 Adjustments:
Q2 2018 Puerto Rico Adjustments[2]	—	—	(11,600)	—	(6,600)	—	(6,600)	(9,900)	(6,300)	(22,800)	—
Q2 2018 Jamaica Adjustments	13,000	13,000	—	—	—	—	—	—	—	—	—
Q2 2018 Seychelles Adjustments	—	—	3,200	—	2,200	—	2,200	—	1,500	3,700	3,000
Net Adjustments	13,000	13,000	(8,400)	—	(4,400)	—	(4,400)	(9,900)	(4,800)	(19,100)	3,000
Net Adds (Reductions)	57,500	61,900	20,500	(2,700)	15,500	(2,500)	10,300	35,000	(3,300)	42,000	(72,900)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q2 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,474,600	152,400	1,627,000	(51,200)	(2,700)	(53,900)
Jamaica	907,600	18,100	925,700	(15,900)	100	(15,800)
The Bahamas	214,700	26,000	240,700	(10,000)	(400)	(10,400)
Barbados	93,000	27,100	120,100	(2,900)	300	(2,600)
Other[2]	340,100	57,600	397,700	(5,900)	100	(5,800)
C&W Total	3,030,000	281,200	3,311,200	(85,900)	(2,600)	(88,500)
VTR	6,800	229,500	236,300	—	12,600	12,600
Total	3,036,800	510,700	3,547,500	(85,900)	10,000	(75,900)

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico, as well as certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As we are still in the process of assessing the operational impacts of the hurricanes, we are unable to accurately estimate our subscriber numbers as of June 30, 2018. Accordingly, the June 30, 2018 subscriber numbers for these markets reflect subscriber amounts as of August 31, 2017 as adjusted through June 30, 2018 for (i) net voluntary disconnects (treated as an organic change), (ii) disconnects related to customers whose accounts are delinquent (treated as an organic change) and (iii) disconnects related to customers to whom, for various reasons, we will not be restoring services (treated as a nonorganic change). Additionally, for the C&W markets that were impacted by the hurricanes, we are also unable to accurately estimate our homes passed numbers as of June 30, 2018. The Liberty Puerto Rico homes passed reflect the August 31, 2017 levels adjusted for approximately 30,000 homes in geographic areas we do not currently plan to rebuild. As of June 30, 2018, we have been able to restore service to approximately 646,700 RGUs of our total 711,200 RGUs at Liberty Puerto Rico. Additionally, services to most of our fixed-line customers have not yet been restored in the British Virgin Islands and Dominica.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Leverage – Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.